Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Valcent Products Inc.

We consent to the incorporation in the registration statement dated June 30, 2006 on Form F-1 of Valcent Products Inc. of our auditors’ report dated July 18, 2005, except as to Note 10, which is as of October 13, 2005 on the consolidated balance sheet of Valcent Products Inc. as at March 31, 2005 and the related consolidated statements of operations and cash flow for the year ended March 31, 2005.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

/s/ Smythe Ratcliffe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
June 30, 2006